Exhibit 10.1

Execution Version (2)

Agreement

With respect to

Compensation and Other Arrangements

THIS AGREEMENT, made as of April 1, 2026 (the “Effective Date”), is made by and among Leonard Osser, residing at 32 Camlet Court, Roseland, New Jersey 07068 (“Executive”), U.S. Asian Consulting Group, LLC, a Delaware limited liability company (“U.S. Asian”), and Milestone Scientific, Inc., a Delaware corporation having its office at 425 Eagle Rock Avenue, Suite 403, Roseland, New Jersey 07068 (the “Company” and, together with Executive and U.S Asian, each “Party” and collectively, the “Parties”).

RECITALS

A. Executive is a principal and together with his wife the sole members of U.S. Asian; and

B. The Company and Executive entered into an Employment Agreement dated July 11, 2017 (the “Employment Agreement”), and the Company and U.S. Asian entered into a Consulting Agreement dated July 10, 2017 (the “Consulting Agreement”); and

C. Pursuant to that certain Succession Agreement dated April 6, 2021 (the “Succession Agreement” and, together with the Employment Agreement and the Consulting Agreement, as modified from time to time, the “Osser Agreements”), the parties agreed to restructure the Employment Agreement and Consulting Agreement to provide for, among other things, (i) the overall compensation under the Employment Agreement to be reduced by $100,000 to $200,000 per year, split equally between a cash amount and an amount in shares, and (ii) the compensation under the Consulting Agreement to be increased by $100,000 to $200,000 per year, equally split between a cash amount and an amount in shares, which shares were formerly payable under the Employment Agreement; and

D. The parties now desire to modify the Osser Agreements in certain respects (references to the Employment Agreement and the Consulting Agreement shall be deemed to refer to such agreements as modified by the Succession Agreement);

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the Parties agree as follows:

1.	TERMINATION OF CONTRACTS; NEW ADVISOR

1.1 Prior to Effective Date. With respect to the period prior to the Effective Date, the Parties hereby agree that the Osser Agreements and the Succession Agreement (to the extent related to the applicable Osser Agreement) shall be modified to the extent necessary to provide as follows:

(a) As of the Effective Date, (i) the Consulting Agreement and the Succession Agreement (to the extent related to the Consulting Agreement but not the Employment Agreement) shall be cancelled and terminated, without any further responsibility of the Company for any payments of compensation or other amounts or benefits thereunder, whether in shares or cash, arising or accruing thereunder, subject to paragraph 1.3 hereof, and (ii) all compensation and other amounts and benefits owed by the Company under the Employment Agreement shall be waived by Osser, subject to, and conditioned upon, the full and complete payment to him of the following in full and complete satisfaction, settlement and discharge of all such compensation, and other amounts and benefits due under the such agreements in respect of the period ending on or before the Effective Date:

(i) an aggregate of $59,080, comprised of $36,618 in respect of 2025 and $17,461 in respect of 2026, shall be payable in eight (8) equal monthly installments of $6,760 (comprised of $4,577 and $2,183, respectively) commencing ten days after the day of the month during which this Agreement shall be executed by the Parties and on the same date of each of the next seven (7) months thereafter (each a “Scheduled Payment Date”), provided, that if this Agreement shall be executed by the Parties on or before June 19, 2026, the Company shall pay in a lump sum the monthly installments for May and June hereunder within ten (10) calendar days thereafter (the “first Scheduled Payment Date”) and each such other installment on the same day of the month commencing July, 2026 as the third Scheduled Payment Date (for clarity, if this Agreement shall be executed by the Parties after June 26, 2026, the first Scheduled Payment Date shall not be before July 26, 2026).

(ii) $5,001 in respect of 2025 and 2026 health insurance, shall be payable in full on the first Scheduled Payment Date.

Such amounts shall be paid through payroll according to the Company’s standard payroll schedule and practices in effect from time to time, subject to payroll tax deductions and withholdings required by law or (to the extent consistent with applicable law) authorized by Executive.

(b) U.S. Asian shall be entitled to a 1099 catch-up in the aggregate amount of $75,000, comprised of $50,000 in respect of the period from July to December 2025 and $25,000 in respect of the period from January to March 2026, payable in eight (8) equal monthly installments of $9,375 (comprised of $6,520 and $3,125, respectively). The monthly payment for May and June will be made on the first Scheduled Payment Date and the additional payments on each of next seven (7) Scheduled Payment Dates thereafter.

(c) An aggregate of up to $23,600 in respect of expense reimbursement, comprised of the following:

(i) Up to $14,000 in respect of reimbursement for China travel from April 1, 2026 through December 31, 2026, shall be payable within 15 days of the submission of the receipts for travel; it being acknowledged that such $14,000 is an estimate and will be trued up upon receipt by the Company of appropriate receipts or other evidence of payment; and

(ii) $9,600 in respect of reimbursement for China apartment lease and utility expenses, shall be payable in two (2) equal installments of $4,800 on the second and fifth Scheduled Payment Dates.

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(d) The $50,000 of shares earned under the Osser Agreements on or before March 31, 2026 shall be deliverable to Osser in accordance with the applicable terms thereof; all shares earned in respect of any period thereafter shall be forfeited and no longer deliverable.

Except as set forth above, and in paragraph 1.3 hereof, neither the Company or any affiliate thereof, on the one hand, shall owe Osser, U.S. Asian or any affiliate thereof, on the other hand, any compensation or other amounts or benefits under any of the Osser Agreements or any other agreement between or among any of them in respect of the period on or before the Effective Date.

1.2 Employment Agreement. With respect to the period from and after the Effective Date and through the expiration of the Employment Agreement on July 17, 2027 (such period, the “Employment Term” and such date, the “Expiration Date”), the Employment Agreement shall be modified to the extent necessary to provide as follows:

(a) Terms defined in this Agreement and in the Employment Agreement or Succession Agreement shall have the meaning therein as set forth in this Agreement.

(b) Subject to the terms and conditions hereof, the Company employs Executive and Executive accepts such employment for the period commencing on the Effective Date and ending on the Expiration Date as Advisor to the Chief Executive of the Company (the “CEO”), unless the Employment Term is terminated as provided in the Employment Agreement. In such capacity, Executive shall (i) work with and provide advice to the CEO on various business and financial strategies for the Company and (ii) use his reasonable efforts to keep the CEO informed of all corporate business opportunities which shall come to his attention and appear beneficial to the Company’s business so that the Company can obtain the benefits from his knowledge and experience. Executive shall report to, and be subject to, the direction of the CEO. Executive shall work on a part time basis and, subject to the limitations set forth above, shall devote such time, energy and attention as the Executive believes is reasonably necessary to the business of the Company. Any travel by the Executive shall be limited to travel to China.

(c) In full payment for services to be rendered by Executive to the Company, during the Employment Term, Executive shall be entitled to base compensation, payable in cash, less applicable withholding, at the annual rate of $48,000 per year, at the rate of $4,000 per month, pro-rated for partial months during the Term (“Base Salary”), payable in installments according to the Company’s standard payroll schedule and practices in effect from time to time. All Base Salary payments will be subject to payroll tax deductions and withholdings required by law or (to the extent consistent with applicable law) authorized by Executive.

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(d) During the Employment Term, Executive shall be entitled to the following additional benefits:

(i) Executive and his eligible dependents shall have the right to participate in any retirement plans (qualified and non-qualified), pension, insurance, health, disability or other benefit plan or program that has been or is hereafter adopted by the Company (or in which the Company participates), according to the terms of such plan or program and applicable law, on terms no less favorable than the most favorable terms granted to senior executives of the Company similarly situated; provided, that the aggregate contribution of the Company for health insurance and such other benefits and plans shall be up to $2,060 per month, or an aggregate of $29,527 (the “Healthcare Payment”), and the cost of such coverage or benefits in excess of such amount shall be available at Executive’s expense. The Company reserves the right to change, terminate and rescind any of its benefit plans and programs, alter employee contribution levels or replace any of such plans or programs at its discretion; provided, that Executive shall be treated similarly to other employees of the Company similarly situated, except that notwithstanding any such change, termination or rescission, the Executive shall continue to receive the Healthcare Payment during the Employment Term ; and

(ii) a monthly car allowance in the amount of $1,200 per month, or an aggregate of $17,200 (the “Car Allowance”).

(e) Except as provided paragraph in 1.1(c), during the Employment Term, Executive shall not be entitled to receive reimbursement for expenses incurred by him in performing services hereunder unless approved in writing by the CEO, and if and the extent approved shall be entitled reasonable reimbursement consistent with such approval, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

(f) Except as set forth above, neither the Company nor any affiliate thereof, on the one hand, shall owe Osser or any affiliate thereof, on the other hand, any compensation or other amounts or benefits under any of the Osser Agreements or any other agreement between or among any of them in respect of the period after the Effective Date.

1.3 Treatment of Deferred Stock. Notwithstanding the termination of the Consulting Agreement, the change in status set forth above or the forfeiture of shares of stock, the trigger for any deferred stock vested or to vest prior to the Expiration Date in Executive or U.S. Asian shall be the expiration or termination of the Employment Term, and for the avoidance of doubt Executive shall be entitled at the expiration of the Employment Term for any reason to all compensatory and other benefits (including shares of Company stock) theretofore deferred and then earned by him under any of the Osser Agreements contract, plan or agreement prior to the termination thereof, providing for the payment of benefits or compensation upon, following or in connection with a termination of Executive’s employment; provided, that if Executive is a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended(the Code”) (or any successor provision), no payment in connection with Executive’s termination of employment (other than a payment of salary through the date of such termination, unpaid amounts due under paragraph 1.1 and payments on account of termination of employment by reason of death) shall be made until the date which is six (6) months and one day after the date of the termination of the employment of Executive (or, if earlier, the date of death of Executive); and provided further, if the Company determines based upon written advice of counsel that any such payment if made during the calendar year that includes the termination date would not be deductible in whole or in part by reason of Code § 162(m), such payment shall be made on January 2 of the following calendar year (or such later date as may be required under the preceding proviso if Executive is a “specified employee”).

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1.4 Lock-Up Agreement. The execution, delivery and performance of a lock-up agreement by Osser and his wife is a material inducement to, and a condition for, the Company to perform its obligations under this Agreement. The Parties agree that Osser and his wife will execute and deliver to the Company a lock-up agreement (the “Lock-Up Agreement”), restricting the transfer of their shares of the Company substantially similar to the lock-up agreement delivered to the Company by BP4 S.r.l., societa’ a responsabilita’ limitata in liquidazione, in connection with a private placement by the Company and in form satisfactory to the Company; provided, that such Lock-Up Agreement shall not restrict the transfer of up to an aggregate of 363,339 shares.

1.5 Termination Other than for Cause; Failure to Pay. (a) If the Company terminates Executive’s employment under the Employment Agreement without “Cause,” other than due to Executive’s death or Disability, or if the Executive terminates his employment for “Good Reason” (both as defined in the Employment Agreement), or any payments due under this Agreement shall not be made within thirty (30) days beyond the scheduled payment date (other than due to termination for death, Disability or Cause), neither Executive nor his beneficiary nor his estate shall have any rights or claims against the Company, except Executive shall have the right to receive (i) any earned but unpaid Base Salary and Car Allowance payments (and Healthcare Payment) payable prior to such termination; provided, that if such unpaid amount shall not be paid by the Company within ten (10) days after the Company receives written notice from Executive declaring such default, including the amount not paid, Executive shall be paid in one lump sum payment within 15 days following such termination, an amount, without duplication, equal to all Base Salary, Car Allowance and/or Healthcare Payments not so paid from the effective date of termination hereunder or default, as applicable, through the remainder of the Employment Term (collectively, “Severance”) and (ii) any amounts due under paragraph 1.1 that have not been paid, which shall become immediately due and payable. This payment shall be in lieu of any payments under any of the Osser Agreements arising in connection with the termination of Executive’s employment or service relationship for any reason or due to the default by the Company. Executive shall not be required to mitigate the amount of any payment received pursuant to this paragraph nor shall the amount payable under this paragraph be reduced by any compensation earned by Executive after the date of his termination of employment. Any Severance earned hereunder shall be in lieu of any other claim for compensation whether under this Agreement, or under any wage continuation law or at common law or otherwise, or any and all claims to severance or similar payments or benefits which Executive may otherwise have or make.

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(b) Release. Notwithstanding anything to the contrary in this Agreement, payment of Severance shall be subject to and conditioned on (i) Executive’s resignation from any positions Executive may hold as an officer, director, manager or fiduciary of the Company and any subsidiary, (ii) Executive delivering to the Company an executed copy of a release in form and substance satisfactory to the Company (the “Release”), within thirty-five (35) days following Executive’s termination of employment (the “Release Period”) and such release becoming effective, enforceable and irrevocable in accordance with its terms, and (iii) Executive’s continued compliance with the Company’s proprietary information, invention assignment and confidentiality policies, insider trading policy, Lock-Up Agreement and any other contractual or statutory legal obligation relating to non-competition, non-solicitation of clients or business partners, non-solicitation of employees, confidentiality, duty of loyalty, fiduciary duties, interference with contractual relations or economic advantage, unfair competition, or misuse of proprietary information or property under any written agreement or statute, in effect from time to time, in favor of the Company; provided, that in the event of a claimed breach under this clause (iii), the Company shall provide Executive with notice and fifteen (15) days to cure such breach, to the extent reasonably susceptible to cure. If the dates of the Release Period include two (2) different calendar years (that is, includes December 31 of one year and the next day (January 1) of the first day of next year), then payments that would otherwise have been made prior to the end of the Release Period will be made, after the release becomes irrevocable, in a lump sum on the first payroll date that occurs in the next calendar year.

1.6 Certain Continuing Rights. Notwithstanding anything to the contrary in the foregoing, Executive shall continue to have any rights (a) in the nature of indemnification which Executive may have with respect to claims against Executive relating to or arising out of his employment with the Company any benefit to which Executive is entitled under any tax qualified pension plan of the Company, or any other similar benefits required to be provided by statute, and (b) in respect of the shares or other securities or options to purchase shares or other securities of the Company owned or held by Executive as of the date of termination, in all cases in accordance with the terms of the plan, agreement or arrangement governing such rights, it being the intention and agreement of the Company that whether Executive shall be deprived or be entitled to retain by reason of any termination of employment any payments, options or benefits which have been vested or have been earned or to which Executive is entitled as of the effective date of such termination shall be governed by the terms of payment, grant or benefits or written agreement between the Company and Executive.

1.7 Deductions and Withholding. The Parties agree that the Company shall be entitled to withhold from any and all payments required to be made by it pursuant to this Agreement all federal, state, local and/or other taxes which it determines are required to be withheld in accordance with applicable statutes and/or regulations in effect from time to time as well as all elected deductions.

1.8 Company Policies. Executive’s employment is subject to, and he shall comply with, the Company’s Code of Conduct and all other applicable personnel policies, procedures, and guidelines, including without limitation the Company’s Insider Trading Policy and Cyber Security Policy, as may be adopted or amended by the Company from time to time. In the event Executive identifies a conflict between the Code of Conduct of the Company that prevents compliance, Executive will promptly notify the Company in writing and the Company will thereafter work to remove such conflict.

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1.9 Outside Activities. Notwithstanding the foregoing, during the Employment Term, Executive may engage in the following activities (and shall be entitled to retain all economic benefits thereof including fees paid in connection therewith) as long as they do not interfere in any respect with the performance of Executive’s duties and responsibilities hereunder (a) serve on corporate, civic, religious, educational and/or charitable boards or committees, provided that Executive shall not serve on any board or committee of any corporation or other business which competes or plans to compete with the Company’s business; and (b) make investments in businesses or enterprises directly or indirectly on behalf of himself and family members and manage his and their personal investments; provided that with respect to such activities Executive shall comply with any business conduct and ethics policy, including, but not limited to, the Company’s Insider Trading Policy, applicable to employees of the Company.

2.	GENERAL

2.1 Binding. This Agreement shall be binding upon and inure to the benefit of each of the Parties hereto and their respective heirs, executors, successors, assigns and/or legal representatives.

2.2 Entire Agreement; Amendment. This Agreement, together with the Employment Agreement, constitutes the entire and only agreement between the Parties with respect to the subject matter hereof and all other prior negotiations, representations, agreements, and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by a written document signed by the Company and Executive, in the case of a change in any of the rights or obligations of Executive or U.S. Asian under this Agreement. Except as set forth in this Agreement, the Employment Agreement shall continue in full force and effect.

2.3 Notice. Any notice required by this Agreement must be given by email or other electronic transmission, by personal delivery (including delivery by reputable messenger services such as Federal Express) or by prepaid, first class, certified mail, return receipt requested, addressed to each Party at the email address of such Party or the address of such Party set forth in the agreement pursuant to which the compensation payable to such Party shall be payable, or other addresses as may be given from time to time under the terms of this notice provision, and if to the Company, to it at 425 Eagle Rock Avenue, Roseland, NJ 07068, Attention Chief Executive Officer, with a copy to Lawrence M. Bell, Tarter Krinsky & Drogin LLP, 1350 Broadway, New York, NY 10018; LBell@tarterkrinsky.com.

2.4 Precedence. In the event of any conflict or inconsistency between the Employment Agreement and this Agreement, this Agreement shall govern.

2.5 Representations of authority to execute. Osser represents that he is authorized to execute this Agreement of behalf of U.S. Asian. Hines represents that the Board of Directors of the Company has reviewed and approved this agreement and that he is authorized by the Board of Directors to execute this Agreement on behalf of the Company.

2.6 Headings. Headings are included herein for convenience only and shall not be deemed to affect the meaning or construction of any provision hereof.

2.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to the principles of conflict of laws thereof.

2.8 Counterparts. This agreement may be signed in counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, Parties hereto have duly executed this Agreement.

Milestone Scientific, Inc.

By:	/s/ Eric Hines
Name:	Eric Hines
Title:	President and CEO

U.S. Asian Consulting Group, LLC

By:	/s/ Leonard Osser
Name:	Leonard Osser
Title:	Managing Member

/s/ Leonard Osser
Leonard Osser, individually